Par Pacific Announces Management Promotions
Par Pacific Appoints William Monteleone as President and Shawn Flores as Senior Vice President & Chief Financial Officer

HOUSTON, DECEMBER 19, 2022 (GLOBE NEWSWIRE) – Par Pacific Holdings, Inc. (NYSE: PARR) (“Par Pacific” or the “Company”) today announced the appointment of William Monteleone as President effective January 1, 2023. In his new role, Mr. Monteleone will continue to report to Chief Executive Officer William Pate and will be responsible for all company operations in refining, logistics, renewables, and retail along with the commercial, information technology, procurement, and human resources functions.
Mr. Monteleone has been with Par Pacific since 2013, most recently having served as Executive Vice President & Chief Financial Officer since 2017. Since 2012, Mr. Monteleone has been on Par Pacific’s Board of Directors. Prior to joining Par Pacific, Mr. Monteleone was Vice President at Equity Group Investments (EGI), the Chicago-based private investment firm founded and led by Sam Zell, where he was involved in a range of restructurings and investments primarily within the energy industry. Mr. Monteleone began his professional career at Banc of America Securities LLC. Mr. Monteleone graduated from Vanderbilt University with a bachelor’s degree in economics.
Concurrent with Mr. Monteleone’s promotion, Shawn Flores has been promoted to Senior Vice President & Chief Financial Officer. Mr. Flores has been with Par Pacific since 2014 in a variety of financial leadership roles. Most recently, Mr. Flores held the position of Vice President of Finance where he was responsible for Par Pacific’s treasury, risk management, financial planning and strategy, and mergers and acquisitions functions. Prior to joining Par Pacific, Mr. Flores worked in finance roles with BG Group in Houston, Texas and the United Kingdom. Mr. Flores holds a master’s degree in finance and a bachelor’s degree in accounting, both from Texas A&M University and is a certified public accountant (CPA) licensed in the state of Texas.
Mr. Pate commented, “Our new management structure will allow Will as our President to focus on the integration of our growing operational footprint and accelerate our renewable fuels production objectives. I am proud of the capability and depth of our company’s talent, which enables us to seamlessly align our structure with a seasoned leader like Will while ensuring that our CFO role is filled by someone as strong as Shawn.”
About Par Pacific
Par Pacific Holdings, Inc. (NYSE: PARR), headquartered in Houston, Texas, owns and operates market-leading energy, infrastructure, and retail businesses. Par Pacific’s strategy is to acquire and develop businesses in logistically complex, niche markets. Par Pacific owns and operates one of the largest energy networks in Hawaii with 94,000 bpd of operating refining capacity, a logistics system supplying the major islands of the state and 90 retail locations. In the Pacific Northwest and the Rockies, Par Pacific owns and operates 61,000 bpd of combined refining capacity, related multimodal logistics systems, and 31 retail locations. Par Pacific also owns 46% of Laramie Energy, LLC, a natural gas production company with operations and assets concentrated in Western Colorado. More information is available at www.parpacific.com.

Contact:

Ashimi Patel

Director, Investor Relations

(832) 916-3355

apatel@parpacific.com